Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Vectren Corporation
(Exact Name of Registrant as Specified in its Charter)
Indiana	35-2086905
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
One Vectren Square
Evansville, Indiana 47708
(812) 491-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald E. Christian,
Executive Vice President, Chief Legal and External Affairs Officer and Secretary
One Vectren Square
Evansville, Indiana 47708
(812) 491-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent of Service)

With copies to:
Catherine L. Bridge
Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204
(317) 236-1313

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
          If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. /X/

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. / /
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer /X/	Accelerated filer / /
Non-accelerated filer / / (Do not check if a smaller reporting company)	Smaller reporting company / /

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (2)
Common stock, no par value	738,709	$28.70	$21,200,949	$2,430

(1) Pursuant to Rule 416(a), this registration statement registers such indeterminate number of additional shares of common stock as may be issued in connection with share splits, share dividends or similar transactions.

(2) As permitted by Rule 415(a)(6) under the Securities Act of 1933, as amended, this Registration Statement includes, in addition to the 738,709 shares listed above, 1,261,291 shares of common stock previously registered on an expiring registration statement (File No. 333-155383) which remain unsold as of November 10, 2011. The Registrant previously paid a filing fee of $1,240.71 for such unsold shares of common stock, which will continue to be applied to such unsold shares. Accordingly, the amount of the registration fee has been calculated based on the maximum offering price of the additional 738,709 shares of common stock registered on this Registration Statement. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the expiring registration statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

(3) Estimated pursuant to paragraph (c) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Vectren Corporation common stock on November 3, 2011, as reported on the New York Stock Exchange.

PROSPECTUS

VECTREN CORPORATION
AUTOMATIC DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

Vectren Corporation (“Company”) hereby offers to current and potential shareholders, including eligible employees of the Company and those of its wholly-owned subsidiaries as shall be designated from time to time by the Chief Executive Officer of Vectren, the opportunity to purchase shares of the Company’s Common Stock, without par value, through an Automatic Dividend Reinvestment and Stock Purchase Plan (“Plan”). Plan highlights include:

•	Reinvested dividends will be invested in Common Stock on the dividend payment date usually March 1, June 1, September 1 and December 1 or on the next trading day if such date is not a trading day.

•	Voluntary cash payments will be invested in Common Stock on the first day of each month or on the next trading day if such date is not a trading day.

•	Shares of Common Stock purchased under the Plan will either be purchased on the open market or new issue shares.

•

Amounts will be invested at a price equal to (a) in the case of shares purchased on the open market, the weighted average price of the shares of Common Stock purchased for the month, or (b) in the case of new issue shares, the closing price of Common Stock as reported on the New York Stock Exchange-Composite Transactions on the relevant investment date. (Refer to Question 13.)

•	Participants may make voluntary cash payments of not less than $25 per month nor more than $100,000 in a calendar year.

•	Participants may make voluntary cash payments to purchase shares whether or not such shareholder authorizes the reinvestment of Common Stock dividends.

The Plan is administered by the Company’s transfer agent, Wells Fargo Shareowner Services, a division of Wells Fargo Bank N.A., (“Wells Fargo”) at the expense of Vectren. No brokerage commissions will be charged on new issue shares of Common Stock purchased under the Plan. Any brokerage commissions resulting from open market purchases will be paid by Vectren.

The Common Stock is traded on the New York Stock Exchange under the symbol “VVC.”

This Prospectus relates to 2,000,000 shares of Common Stock, without par value, registered for purchase under the Plan.

You should retain this Prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 10, 2011

GENERAL INFORMATION

Vectren Corporation, an Indiana corporation, is an energy holding company headquartered in Evansville, Indiana. The Company’s wholly owned subsidiary, Vectren Utility Holdings, Inc. (Utility Holdings), serves as the intermediate holding company for three public utilities: Indiana Gas Company, Inc. (Indiana Gas or Vectren North), Southern Indiana Gas and Electric Company (SIGECO or Vectren South), and the Ohio operations. Utility Holdings also has other assets that provide information technology and other services to the three utilities. Utility Holdings’consolidated operations are collectively referred to as the Utility Group. Both Vectren and Utility Holdings are holding companies as defined by the Energy Policy Act of 2005. Vectren was incorporated under the laws of Indiana on June 10, 1999.

Indiana Gas provides energy delivery services to approximately 562,000 natural gas customers located in central and southern Indiana. SIGECO provides energy delivery services to approximately 141,000 electric customers and approximately 110,000 gas customers located near Evansville in southwestern Indiana. SIGECO also owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and SIGECO generally do business as Vectren Energy Delivery of Indiana. The Ohio operations provide energy delivery services to over 310,000 natural gas customers located near Dayton in west central Ohio. The Ohio operations are owned as a tenancy in common by Vectren Energy Delivery of Ohio, Inc. (VEDO), a wholly owned subsidiary of Utility Holdings (53 percent ownership), and Indiana Gas (47 percent ownership). The Ohio operations generally do business as Vectren Energy Delivery of Ohio.

The Company, through Vectren Enterprises, Inc. (Enterprises), is involved in nonutility activities in four primary business areas: Infrastructure Services, Energy Services, Coal Mining, and Energy Marketing. Infrastructure Services provides underground construction and repair services. Energy Services provides performance contracting and renewable energy services. Coal Mining mines and sells coal. Energy Marketing markets and supplies natural gas and provides energy management services. Enterprises also has other legacy businesses that have invested in energy-related opportunities and services, real estate, and leveraged leases, among other investments. All of the above are collectively referred to as the Nonutility Group. Enterprises supports the Company’s regulated utilities pursuant to service contracts by providing natural gas supply services, coal, and infrastructure services.

RISK FACTORS

Investing in our Common Stock involves risks. Please see the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, our Quarterly Report on Form 10-Q for the period ended September 30, 2011, and in documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus until this offering is completed, which are all incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Vectren has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 to register the shares of Vectren Common Stock to be issued pursuant to the Plan. As allowed by the SEC rules, this prospectus does not contain all the information you find in the registration statement or the exhibits to the registration statement. This prospectus is part of the registration statement. In addition, Vectren files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the Public Reference Room maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

Documents we have incorporated by reference in this prospectus

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we are incorporating by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents that we have previously filed with the SEC. These previously filed documents contain important information about Vectren’s finances, among other things.

The following documents filed with the SEC by Vectren Corporation pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference in this registration statement; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2010.

(b)	(i)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

	(ii)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

	(iii)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

	(iv)	Current Report on Form 8-K filed by Vectren on February 4, 2011.

	(v)	Current Report on Form 8-K filed by Vectren on March 7, 2011.

	(vi)	Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on March 11, 2011.

	(vii)	Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on March 22, 2011.

	(viii)	Current Report on Form 8-K filed by Vectren on April 1, 2011.

	(ix)	Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on April 8, 2011.

	(x)	Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on April 28, 2011.

	(xi)	Current Report on Form 8-K filed by Vectren on May 13, 2011.

	(xii)	Current Report on Form 8-K/A filed by Vectren on May 13, 2011.

	(xiii)	Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on May 17, 2011.

	(xiv)	Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on August 19, 2011.

	(xv)	Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on September 1, 2011.

	(xvi)	Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on September 21, 2011.

	(xvii)	Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on October 24, 2011.

	(xviii)	Current Reports on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on November 1, 2011.

	(xix)	Current Report on Form 8-K filed by Vectren on November 8, 2011.

(c)	The description of Vectren Corporation’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on November 16, 1999.

We also incorporate by reference all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until this offering is completed.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

References in this prospectus to “Vectren,” “we,” “us” and “our” are to Vectren Corporation.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us in writing or by telephone at the following address:

Vectren Corporation
Attn: DRIP/Investor Relations Department
One Vectren Square
Evansville, IN 47708
Tel No. (800) 227-8625
E-mail: vvcir@vectren.com

THE PLAN

Vectren hereby offers to current and potential shareholders, including eligible employees of the Company and those of its wholly-owned subsidiaries as shall be designated from time to time by the Chief Executive Officer of Vectren, the opportunity to purchase shares of the Company’s Common Stock pursuant to the Plan. The Plan consists of the following 43 questions and answers. Answers may reference additional information in other questions.

INTRODUCTION

1.         What does the Plan provide?

The Plan provides current and potential shareholders an opportunity to have dividends reinvested in additional shares of Common Stock to be purchased by the Plan either on the open market or directly from us in the form of authorized but unissued shares (sometimes referred to as “new issue shares”). We have reserved the right to cause the Plan to purchase shares on the open market or new issue shares as we determine from time to time in our sole discretion. (Refer to Question 41 for more information.)

If participants wish, they may also make voluntary cash payments of not less than $25 per month and not more than $100,000 in a calendar year. Participants may make these voluntary cash payments whether or not the participants have authorized the reinvestment of Common Stock dividends.

As explained below, the cash dividends and any voluntary cash payments of a participant will be applied by the Company’s transfer agent, acting as the Plan Administrator (Refer to Question 3.), to the purchase of shares of Common Stock at a purchase price determined in the manner set forth in the answer to Question 13. We will pay expenses incurred in connection with such purchases, including, any brokerage commissions incurred as a result of purchases of open market shares. Charges will be incurred by a participant upon the sale of book-entry shares credited to the participant’s account. (Refer to Question 23.) Eligible employees may also participate in the Plan through payroll deduction. (Refer to Questions 35 through 40.)

PURPOSE

2.         What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a simple and convenient way of investing cash dividends and voluntary cash payments in shares of Common Stock without payment of any brokerage commissions or service charges. Beneficial owners of shares of Common Stock, whose shares are registered in names other than their own, such as a broker, trustee, or other nominee (“agent”), may participate in the Plan by transferring some or all of those shares to an account established under the Plan. Beneficial owners of shares of Common Stock who desire to participate in the Plan should instruct their agent to initiate the transfer, or such participants can contact the Plan Administrator to request assistance. Investors who do not currently own Common Stock may make an initial purchase through the Plan. (Refer to Question 14.) Eligible employees may also participate in the Plan through payroll deduction.

ADMINISTRATION

3.         Who administers the Plan?

The Company’s transfer agent, Wells Fargo, acts as the Plan Administrator for the Plan. The Common Stock acquired by the Plan Administrator will either be shares purchased on the open market or new issue shares, as we determine in our sole discretion. The Plan Administrator in purchasing shares on the open market will have, consistent with applicable securities laws and regulations, absolute discretion to determine the volume, timing and price of such purchases. If you decide to participate in the Plan, the Plan Administrator will keep a continuous record of your participation in the Plan and send you a statement of your account under the Plan after each purchase affecting your account. Shares purchased through the Plan will be credited in book-entry form to your account.

You may deposit your Common Stock certificates for conversion to book-entry shares, which will then be credited to your account. This will relieve you of the responsibility for the safekeeping of multiple certificates for shares purchased and protect you against loss, theft, or destruction of stock certificates.

The Plan Administrator may be contacted as follows:

Internet

We encourage you to access your account information online to perform transactions. Accounts that are registered in the name of an Investment Club, Corporation, or Partnership will not be allowed online access. Please note: additional access restrictions may apply.

For current shareholders of record: Go to www.shareowneronline.com and sign on. If you are not a registered user, click on “Sign Up Now!” under “I am a Current Shareowner.” You will need your 10-digit account number, a 12-digit Authentication ID and a valid email address. Your account number can be found on your dividend check, dividend deposit notice or account statement. You may request an Authentication ID online or by phone. Your Authentication ID will be sent to your mailing address on file.

For new investors: Go to www.shareowneronline.com and click on “Direct Purchase Plan,” under the column titled “Invest in a Plan.” Next, simply click on “Invest Now” under the column “New Investors.” Then follow instructions on the “Buy Shares” page.

After you have successfully signed up, you will be able to access your account immediately. You will also receive written confirmation to your mailing address on file that your account has been activated for online access.

Once you have activated your account online, you can also:

• Authorize, change or stop your Automatic Cash Withdrawal and Investment Service;

• Consent for electronic delivery of statements including tax forms;

• Sell some or all of your Plan shares if the current market value of the shares to be sold is $25,000 or less.

Telephone

To reach the Plan Administrator, including for the sale of shares, call (866) 614-9636 or (651) 450-4064 (for Participants outside of the United States). The hearing impaired using a TDD can call (651) 450-4144. Customer service representatives are available from 7:00 A.M. to 7:00 P.M. Central Time, Monday through Friday. The interactive voice response is available 24 hours a day, 7 days per week.

Written Correspondence

For inquiries regarding the Plan, including optional cash investments, sales, transfers, deposits or withdrawals:

By Mail:	Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Or For Certified/Overnight Mail:

Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

Be sure to include a reference to Vectren Corporation in your correspondence.

PARTICIPATION

4.         Who is eligible to participate in the Plan?

Any U.S. person or entity can participate in the Plan if they follow the steps described below. A citizen or resident of a foreign country is also eligible if participation does not violate any governmental regulations or laws. It is not necessary to be a current shareholder to participate in the Plan. Any beneficial owners of Common Stock whose shares are registered in the name of an agent may become eligible to participate in the Plan by having their shares transferred and registered in their own name(s) in stock certificate or book-entry form. Beneficial owners who prefer book-entry registration should instruct their broker to re-register their shares with the Plan Administrator through the direct registration system.

5.         How does a new investor or current shareholder participate?

New investors or current shareholders may participate in the Plan by completing and signing the Account Authorization Form provided by the Plan Administrator and returning the completed form to the address listed above. You may contact the Plan Administrator at any time to obtain an Account Authorization Form. (Refer to Question 3.) Any correspondence concerning the Plan should refer specifically to the Vectren Corporation Automatic Dividend Reinvestment and Stock Purchase Plan. New participants in the Plan must make a minimum initial investment of $500. (Refer to Question 14.)

6.         When may a new investor or current shareholder become a participant in the Plan?

For new investors or current shareholders electing to participate in the Plan through the investment of voluntary cash payments, participation may begin at any time. A participant desiring to have cash dividends reinvested in shares of Common Stock should make the appropriate designation on the Account Authorization Form and submit the completed form to the Plan Administrator. (Refer to Question 7.) If the Account Authorization Form is received by the Plan Administrator prior to a dividend record date, then reinvestment of cash dividends on the shares credited to the participant’s Plan account will commence on the related dividend payment date. (Cash dividends on Common Stock are expected to be paid on or about March 1, June 1, September 1 and December 1. Of course, we cannot assure that the Board will declare dividends to be paid on these dates.) For shareholders electing to reinvest cash dividends under the Plan, dividends paid on or after the date participation commences will not be sent to the shareholder but, instead, will be reinvested under the Plan. For example, if we declare a cash dividend on our Common Stock payable on June 1 to holders of record on May 15, the Account Authorization Form must be received by the Plan Administrator prior to May 15 in order for the dividend paid on June 1 to be reinvested. If the Account Authorization Form is received on or after the record date of May 15, the dividend paid on June 1 will be sent to the shareholder as usual and such shareholder’s reinvestment in the Plan will commence on the date the next cash dividend on Common Stock is paid (September 1).

7.         What does the Account Authorization Form provide?

The Account Authorization Form specifies the method by which a new investor or current shareholder elects to participate in the Plan. If the “FULL DIVIDEND REINVESTMENT” box is checked, then the Plan Administrator will invest in shares of Common Stock (a)100% of the participant’s cash dividends on the aggregate certificate and book-entry shares registered in the participant’s account, and (b) any voluntary cash payments made by the participant. If the “PARTIAL DIVIDEND REINVESTMENT” box is checked, the participant designates a specific percentage of 10% or more (in an increment of 10%) of the participant’s cash dividends on the aggregate certificate and book-entry shares registered in the participant’s account to reinvest in additional shares of Common Stock, while receiving cash dividends on the remaining balance of shares held in the account. If the “VOLUNTARY CASH PAYMENTS ONLY (NO DIVIDEND REINVESTMENT)” box is checked, then we will send directly to the participant 100% of the participant’s cash dividends on the aggregate certificate and book-entry shares registered in the participant’s account and the Plan Administrator will invest only the participant’s voluntary cash payments, if any, in shares of Common Stock.

Under the Plan, dividends will be reinvested, paid in cash, or both, as designated on the Account Authorization Form until a participant specifies otherwise.

8.         May a shareholder have cash dividends reinvested under the Plan with respect to less than all of the shares of Common Stock registered in the shareholder’s name?

A shareholder may have cash dividends reinvested under the Plan with respect to all or a portion of the shares of Common Stock registered in the shareholder’s name. Shares registered in the shareholder’s name include shares held by the shareholder in stock certificate form and book-entry shares credited to the shareholder’s account. If a shareholder has shares of Common Stock registered in more than one name (for example, some shares registered in the name of “John Doe” and others registered in the name “John J. Doe”), or the shares are registered in the name of the shareholder and another person (for example, as a joint tenant with his or her spouse), the shareholder will receive an Account Authorization Form for each such registered name. In that case the shareholder (and such other person) has the election of completing and signing and returning any or all such Account Authorization Forms.

9.         How may you change investment options?

You may change your investment option at any time by completing and signing a new Account Authorization Form and returning it to the Plan Administrator. (Refer to Question 3.) A change in investment option affecting the reinvestment of cash dividends will be effective on a dividend payment date if the Account Authorization Form or telephone authorization is received by the Plan Administrator prior to the related dividend record date. (Refer to Question 6.) If the Account Authorization Form is received by the Plan Administrator on or after the related dividend record date, the change will be effective on the next dividend payment date.

COSTS

10.       Are any fees or expenses incurred by participants in the Plan?

Except as provided elsewhere in the Plan, Vectren will pay the costs to administer the Plan, including service fees and brokerage commissions on purchases of open market shares. However, if a participant requests the Plan Administrator to sell all or part of the shares credited to his or her account, the participant will pay a service fee (currently $15), any related brokerage commission (currently $0.12 per share sold) and any other related costs. (Refer to Question 23.)

PURCHASES

11.       How many shares of Common Stock will be purchased for a participant?

The number of shares to be purchased for each participant on an investment date will depend on the amount of cash dividends the participant elects to reinvest and/or voluntary cash payments to be invested and the price per share of Common Stock. Each participant’s account will be credited as of each investment date with that number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of that participant on that date divided by the purchase price of each share of Common Stock. (Refer to Question 13.)

12.       How and when will shares of Common Stock be purchased under the Plan?

The Plan permits Common Stock dividends to be reinvested beginning on any dividend payment date (usually March 1, June 1, September 1 and December 1) and voluntary cash payments to be invested beginning on the first day of each month, or the next trading day if any such date should not be a trading day. On each investment date on which a dividend is paid, we will pay to the Plan Administrator the total amount of dividends payable on the shares subject to dividend reinvestment under the Plan. The Plan Administrator will use that amount, along with all voluntary cash payments then held by the Plan Administrator under the Plan, to purchase shares of Common Stock for the accounts of participants at the purchase price set forth in the answer to Question 13. If we direct the Plan Administrator to purchase shares on the open market, it is expected that the Plan Administrator will normally purchase shares beginning on the investment date and will complete the purchases within five trading days. However, in purchasing shares on the open market, the Plan Administrator will have, consistent with applicable securities laws and regulations, absolute discretion to determine the volume, timing and price of such purchases. Neither Vectren nor any participant will have any authority or power to direct the time or price at which shares will be purchased, or the selection of the broker or dealer through or from whom purchases will be made. If we elect to make available new issue shares for purchase, the Plan Administrator will purchase shares of Common Stock from Vectren on the investment date. In months during which dividends are not paid, shares will be purchased with all voluntary cash payments then held by the Plan Administrator in the manner described above.

13.       What will be the price of shares of Common Stock purchased under the Plan?

The price per share of the open market purchases of Common Stock for allocation to the accounts of the participants as of an investment date will be the weighted average price paid by the Plan Administrator for all open market shares which were purchased by the Plan Administrator for that month.

If we elect to make available new issue shares for purchase, the price per share of any new issue shares of Common Stock purchased from Vectren on any investment date on behalf of participants in the Plan will be the closing price of those shares as reported on the New York Stock Exchange-Composite Transactions on the relevant investment date. If no trading occurs in the Common Stock on the investment date, the purchase price will be the closing price on the next trading day on which shares are traded.

INITIAL PURCHASES AND VOLUNTARY CASH PAYMENTS

14.       How are initial purchases made?

A participant making his or her initial purchase of Common Stock through the Plan should submit a check in an amount not less than $500 or more than $100,000, plus a $10 enrollment fee together with an Account Authorization Form to the Plan Administrator. Participants will be charged a return fee on any returned checks. Alternatively, a new participant may arrange to have the purchase price deducted from a designated account in a United States or Canadian bank or financial institution in U.S. Dollars. (Refer to Questions 16 and 17.) Investors may not invest more than $100,000 per calendar year. The Plan Administrator will return any excess tendered amount to the investor. Purchases will be made on behalf of a new participant in the Plan on the first day of the next succeeding month, or on the next trading day if such date is not a trading day, following the Plan Administrator’s receipt of the payment and Account Authorization Form from the participant, except that initial purchase payments received by the Plan Administrator less than three business days before the end of a calendar month may, at the Plan Administrator’s discretion, be invested either in the next succeeding month or in the month following the next succeeding month. No interest is paid on initial purchase payments pending investment. The Plan Administrator will return an initial purchase payment to an investor upon telephone or written request received at least three business days prior to the investment date.

15.       How does the cash payment option work?

Voluntary cash payments received from the participant by the Plan Administrator prior to an investment date will be invested each month to purchase shares of Common Stock. The Plan Administrator will return voluntary cash payments to a participant upon telephone or written request from a participant received at least three business days prior to the investment date.

If a shareholder wishes to participate only through the investment of voluntary cash payments, the shareholder must check the “VOLUNTARY CASH PAYMENTS ONLY (NO DIVIDEND REINVESTMENT)” box on the Account Authorization Form.

16.       How are voluntary cash payments made by check?

The option to make cash payments by check is available to participants each month. Voluntary cash payments by a participant cannot be less than $25 per month or more than a total of $100,000 in a calendar year. If the Plan Administrator receives payments totaling more than $100,000 in a calendar year from a participant, the amount by which the payments exceed $100,000 will be returned to the participant.

A voluntary cash payment may be made by a participant when enrolling by enclosing a check drawn on a United States or Canadian bank in U. S. Dollars (made payable to “Shareowner Services”) with the Account Authorization Form. Thereafter, voluntary cash payments may be made through the use of cash payment forms attached to each participant’s statement of account. The same amount of money need not be sent each month and there is no obligation to make a voluntary cash payment each month. Participants will be charged a return fee on any returned checks.

17.       How are voluntary cash payments made by electronic funds transfer?

You may make voluntary cash payments of not less than $25 per month nor more than $100,000 in a calendar year by means of a monthly automatic electronic funds transfer or a one-time bank debit from a predesignated account at a United States or Canadian bank or financial institution in U.S. Dollars. If the Plan Administrator receives payments totaling more than $100,000 in a calendar year from you, the amount by which the payments exceed $100,000 will be returned to you. A new participant in the Plan must make an initial investment of not less than $500 or more than $100,000.

To initiate automatic monthly deductions or a one-time bank debit, you must complete and sign an Account Authorization Form with the automatic deductions section completed and return it to the Plan Administrator together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. Forms will be processed and become effective as promptly as practicable; however, you should allow four to six weeks for your first automatic investment to be initiated.

Once automatic monthly deductions are initiated, funds will be drawn from your designated bank account on the 15th day of the month. Participants who invest through automatic monthly deductions are not subject to having their participation in the Plan terminated by the Company if they hold fewer than ten shares in their Plan account. (Refer to Question 43.)

You may change the amount of your automatic monthly deduction by completing and submitting to the Plan Administrator a new Account Authorization Form. To be effective with respect to a particular investment date, the new form must be received by the Plan Administrator by the 12th day of the month preceding such investment date. If you close or change a bank account, a new form must be completed and submitted to the Plan Administrator. Changes will be processed and become effective as promptly as practicable; however, you should allow four to six weeks for your change to take effect. You may discontinue automatic deductions by notifying the Plan Administrator by telephone or in writing.

18.       Will interest be paid by Vectren or the Plan Administrator on the cash payment by a new participant to make an initial purchase or on any voluntary cash payments made under the Plan?

No. Interest will not be paid by Vectren or the Plan Administrator on the initial purchase amount submitted by new participants or on any voluntary cash payments held pending investment under the Plan.

Therefore, we recommend that new participants and participants making voluntary cash payments send their cash payments so that they reach the Plan Administrator as close as possible and prior to the investment date. A participant should be aware of possible delays in the mail if payment is to be made in that manner. Accordingly, it is recommended that a participant mail the cash payment for an initial purchase or any voluntary cash payment no later than ten days prior to an investment date.

REPORTS TO PARTICIPANTS

19.       What kind of reports will be sent to participants in the Plan?

You will receive a statement of your account after each purchase showing the amounts invested, purchase prices, shares purchased and other relevant information. These statements are your continuing record of purchases and should be retained for income tax purposes. You will also receive either paper or electronic copies of the same communications sent to every other shareholder, including our Annual Report to shareholders, proxy solicitation materials and dividend information required by the Internal Revenue Service to be furnished by us and the Plan Administrator.

DIVIDENDS

20.       Will you receive cash dividends on fractional interests in shares credited to your accounts?

Yes. Dividends on fractional share interests will be either reinvested in Common Stock or sent directly to you, depending upon your selected investment option. (Refer to Question 11.)

CERTIFICATES FOR SHARES

21.       Will certificates be issued for shares of Common Stock purchased?

Shares of Common Stock purchased under the Plan will be registered in the name of Wells Fargo, or its nominee, as Plan Administrator for participants in the Plan, and certificates for such shares will not be issued to participants except upon telephone or written request. The number of shares credited to your account under the Plan will be shown on your statement of account. This procedure protects against loss, theft or destruction of stock certificates.

Shares credited to your account may be withdrawn by accessing your account online, or by notifying the Plan Administrator by telephone or in writing specifying the number of shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be issued to and registered in your name (Refer to Questions 22 and 27.) If Vectren, in its sole discretion, elects to terminate the participation in the Plan by a participant holding fewer than ten shares of Common Stock in the participant’s Plan account, the Plan Administrator will transfer to book-entry registration in such participant’s name all whole shares, and will pay to such participant the value of any fractional shares (less certain costs), in such Plan account. (Refer to Question 43.)

Shares credited to your account may not be pledged. If you wish to pledge such shares, you must request that certificates for such shares be issued in your name.

22.       In whose name will certificates be registered when issued?

Upon online, telephone or written request by the participant, certificates will be issued in the name in which the participant’s account is maintained. If you wish to register the shares in another name or transfer the shares to someone else, you will need to provide the Plan Administrator with a completed Stock Power form. Stock power forms are available online or upon request from the Plan Administrator. (Refer to Question 3.)

SALE OF SHARES

23.       May you sell book-entry shares credited to your account?

Yes. You may request the Plan Administrator sell any number of book-entry shares credited to your account. You may do so by accessing your account online, by completing the information on the bottom portion of your account statement or by giving detailed written instructions to the Plan Administrator. Alternatively, you may call the Plan Administrator. In order to sell via the telephone, you will need your Authentication ID provided by the Plan Administrator. (Refer to Question 3.) Sales are made daily and the Plan Administrator will initiate the sale as soon as practicable after receiving the notification. Notification must be received by the Plan Administrator no later than 11:00 a.m. Eastern time. Notifications received after 11:00 a.m. will be processed on the next trading date. Sales will be made for your account on the open market through a securities broker designated by the Plan Administrator. You will receive the proceeds, less an applicable service fee (currently $15) and brokerage commission (currently $0.12 per share sold). Proceeds of shares will be paid to you by check mailed no later than 7 days after the date of sale.

DEPOSIT OF STOCK CERTIFICATES

24.       May you deposit your Common Stock certificates with the Plan Administrator for conversion to book-entry shares?

Yes. At the time of enrollment in the Plan, or at any later time, you may deposit any Common Stock certificates in your possession with the Plan Administrator for credit as book-entry shares to your account. If a certificate issuance is later requested, a new, differently numbered certificate will be issued.

If you wish to deposit your Common Stock certificates, you must mail your request and your certificate to the Plan Administrator. The certificates should not be endorsed.

It is recommended that certificates be sent to the Plan Administrator by registered, express or certified mail, return receipt requested and insured for possible mail loss for 2% of the market value. This represents your replacement costs if the certificates are lost in transit to the Plan Administrator. To calculate the market value, multiply the number of shares represented by the certificate you are mailing by the current price per share. Insurance covers the replacement of shares of Common Stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time you mail the certificates until replacements are made.

Optional Mail Loss Insurance

Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen. The Plan Administrator can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Mail loss insurance covers the cost of the replacement surety bond only. Replacement transaction fees may also apply. To take advantage of the optional mail loss insurance, simply include your $10 check, made payable to “WFSS Surety Program,” along with your certificate and instructions.

To qualify for this service you must choose to use a traceable mail delivery service such as Federal Express, United Parcel Service, U.S. Postal Service Registered Mail, among others. Any one shipping package may not contain certificates exceeding a total value of $100,000. Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

STOPPING DIVIDEND REINVESTMENT

25.       May you stop dividend reinvestment or voluntary cash payment investments?

You may discontinue the reinvestment of cash dividends by changing your investment option as specified in the answers to Questions 7 and 9. Moreover, you may request in writing that the Plan Administrator return any uninvested voluntary cash payment, and such a request will be honored if the Plan Administrator receives the request at least three business days before the investment date on which the voluntary cash payment would otherwise be invested.

26.       When may you stop reinvesting dividends under the Plan?

You may stop reinvesting dividends under the Plan any time by accessing your account online or by giving the Plan Administrator notice in writing or by telephone. If the request to discontinue dividend reinvestment is received by the Plan Administrator on or after the record date for a dividend payment, such request may not become effective until any dividend paid on the dividend payment date has been reinvested and the shares of Common Stock purchased are credited to your account. The Plan Administrator, in its sole discretion, may either pay any such dividend in cash or reinvest it in Common Stock on your behalf. If such dividend is reinvested, the Plan Administrator may sell the shares purchased and remit the proceeds to you, less any service fee, any brokerage commission and any other costs of sale.

ACCOUNT MANAGEMENT

27.	What options are available to you regarding transfers of shares?

Gift/Transfer of Shares

If you wish to transfer the ownership of all or part of the shares credited to your account to an account for another person, whether by gift, private sale or otherwise, you may effect such transfer by mailing a properly executed Stock Power form to the Plan Administrator. Transfers of less than all of your book-entry shares must be made in whole share amounts. Requests for transfer are subject to the same requirements as the transfer of Common Stock certificates, including the requirement of a Medallion Guarantee, which can be obtained from a financial institution such as a bank or broker, on the Stock Power form. Stock Power forms are available online or upon request from the Plan Administrator. (Refer to Question 3.) Share transfer forms are also attached to account statements.

Shares so transferred will continue to be held in book-entry form by the Plan Administrator. An account will be opened in the name of the recipient if he or she is not already a participant, and such recipient will automatically be enrolled in the Plan. If the recipient is not already a participant, the account will be enrolled under the full reinvestment option unless the donor specifies differently. The recipient may change the investment option after the gift has been made. (Refer to Question 9.)

If a transfer involving ALL shares in your account is received after a record date but before the related dividend payment date, the transfer will be processed when received, and a cash dividend will be paid to you. You may return the dividend check as an optional cash payment.

You will receive a statement showing the transfer of shares.

Direct Registration System/Broker-Dealer Accounts

Transfer shares from a broker account: Shareholders who own shares of Common Stock that are held by an agent in street or nominee name may instruct their agent to have some or all of their shares transferred into the shareholder’s name in direct registration system book-entry form. The direct registration system permits an investor to hold Common Stock as the registered owner of the Common Stock in book-entry form on our books rather than (1) indirectly through an agent that holds the Common Stock in street name or in an account with a depository or (2) in the form of a stock certificate. Simply instruct the agent to re-register the shares through the direct registration system and specify book-entry registration.

Transfer shares to a broker account: To electronically transfer all or part of your book-entry shares held by the Plan Administrator to a broker account, you must establish a broker account number on your account with the Plan Administrator. To establish a broker account number, you must complete an “authorization to provide broker/dealer information” form, available upon request from the Plan Administrator or the broker (Refer to Question 3.) Once a broker account number is established, you can then instruct the Plan Administrator to deliver to your broker the number of full shares you specify. The Plan Administrator will electronically deliver shares within two business days of receiving and accepting instructions. The signature(s) on the authorization to provide broker/dealer information form should be guaranteed by the broker with a Medallion Guarantee.

OTHER INFORMATION

28.       What happens if we issue a stock dividend or declare a stock split?

Any stock dividends or split shares of Common Stock distributed on shares credited in book-entry form to your account or held by you in the form of stock certificates will be credited in book-entry form to your account.

29.       If we have a rights offering, how will the shares of Common Stock credited to your account be handled?

Participation in any rights offering will be based upon the aggregate number of shares of Common Stock that you hold in stock certificate form and any whole book-entry shares credited to your account, including those held in the Plan.

30.       What happens when you sell or transfer all of your shares of Common Stock in stock certificate form?

If you dispose of all your shares of Common Stock in stock certificate form, then the Plan Administrator will continue to either reinvest the cash dividends, or send the cash dividends directly to you, on the book-entry shares of Common Stock credited to your account and held in the Plan, depending upon your investment option, until you notify the Plan Administrator in writing to the contrary. You may continue to make voluntary cash payments as long as there are whole or fractional shares credited to your account. Vectren reserves the right, however, to terminate the participation in the Plan by any participant holding fewer than ten shares of Common Stock in the participant’s Plan account. (Refer to Question 43.) In addition, if you hold less than one full share, we may from time to time instruct the Plan Administrator to sell the fractional share and forward the proceeds, less any service fee, brokerage commission and any other costs of sale, to you, and terminate your participation in the Plan.

31.       What are the responsibilities of Vectren and the Plan Administrator under the Plan?

In administering the Plan, neither Vectren, the Plan Administrator nor any independent agent is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for Participants. Selling Participants should be aware that the share price of Vectren common stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you. You should recognize that neither Vectren nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased or sold under the Plan.

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common stock by Plan Participants. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the Participant. The Plan Administrator is acting solely as Plan Administrator of Vectren and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein to be performed by it and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or Vectren. In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity. The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services, accidents, labor disputes, acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

32.       How will your shares be voted at meetings of shareholders?

For each meeting of shareholders, you will receive the same proxy materials that we deliver to shareholders who do not participate in the Plan, including either paper or electronic versions of our Annual Report to shareholders and proxy solicitation materials. This material will enable you to vote all of the shares credited to your account, including shares held in stock certificate form and book-entry shares. You may elect, in the alternative, to vote the shares credited to your account in person at the shareholders’ meeting.

FEDERAL INCOME TAX CONSEQUENCES

33.       What are the federal income tax consequences of participation in the Plan?

If you reinvest dividends under the Plan, you will be treated for federal income tax purposes as having received a dividend in an amount equal to the cash dividend reinvested in shares of Common Stock under the Plan even though that amount is not actually received in cash but, instead, is applied to the purchase of shares for your account. In addition, general rulings issued by the Internal Revenue Service indicate that your share of brokerage commissions for purchases of open market shares (which will be paid by Vectren) will be taxable as dividend income to you. Your adjusted basis in the shares of Common Stock acquired under the Plan will be equal to the amount required to be treated as a dividend, including any brokerage commissions allocated to such purchases.

Common Stock purchased with voluntary cash payments will be treated in the same manner as Common Stock purchased outside of the Plan. Your adjusted basis in such shares will be equal to the price paid, increased by any brokerage commission (which will be paid by Vectren) allocated to such purchases and treated as dividend income.

You will not realize any taxable income when you receive certificates for whole shares credited to your account upon a request for such certificates. However, if you receive, upon request, a cash payment for the sale of whole and/or fractional shares credited to your account, you will realize gain or loss measured by the difference between the amount of the cash received and your basis in such shares or fractional shares. Such gain or loss will be capital in character if such shares or fractional shares are a capital asset in your hands. For further information as to tax consequences of participation in the Plan, you should consult with your own tax advisors.

The tax information in this Question 33 is provided solely as a guide to you and may be subject to change by future legislation. You are advised to consult your own tax advisors as to the federal and state income tax effects of participation in the Plan.

Emergency Economic Stabilization Act of 2008

Effective January 1, 2012, Treasury Regulation 1.1012-1(e)(6)(i) will enable participants in certain dividend reinvestment plans to use the “average basis method” when determining the tax basis of any shares sold. Participants in the Plan will not qualify for this treatment, however, because the Plan does not require that participants reinvest at least 10 percent of the dividends (if any) paid on the shares they hold under the Plan in additional shares of Common Stock. Consequently, participants in the Plan will not be able to use the “average basis method” in determining the tax basis of any shares they sell under the Plan.

The Plan assumes that each participant will use the first-in, first-out “FIFO” method when determining the tax basis of any shares sold. Participants may designate their preference for “specific identification” cost basis at any time by identifying this preference in writing to the Plan Administrator.

34.	What provision is made for domestic and foreign shareholders whose dividends are subject to federal income tax withholding?

Federal law requires the Plan Administrator to withhold an amount (currently 28%) from the amount of dividends and the proceeds of any sale of shares for a domestic shareholder if: (i) you fail to certify to the Plan Administrator that you are not subject to backup withholding, (ii) you fail to certify that the taxpayer identification number provided is correct or (iii) the Internal Revenue Service notifies us that you are subject to backup withholding. The withheld amount will be deducted from the amount of dividends and the remaining amount will be reinvested in accordance with the Plan. The withheld amount also will be deducted from the proceeds of any sale of shares and the remaining amount will be sent to you.

In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, the amount of tax to be withheld (generally 30% unless a treaty rate reduction applies) will be deducted from the amount of dividends and the remaining amount of dividends will be reinvested. In the case of those foreign shareholders whose sale proceeds are subject to withholding, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares.

EMPLOYEE PARTICIPATION

35.       Which employees are eligible to join the Plan?

All full-time employees of Vectren and such wholly-owned subsidiaries of Vectren as shall be designated from time to time by the Chief Executive Officer of Vectren are eligible to participate in the Plan.

36.       What are the rights of employees under the Plan?

Employees have the same rights under the Plan and are governed by the same terms and limitations that apply to all other participants except as follows. Eligible employees may arrange to make voluntary cash payments through regular payroll deductions. Also, employees who make this election are not required to make an initial $500 minimum investment and are not required to maintain a minimum of ten shares of Common Stock in their Plan account to avoid having their participation in the Plan terminated by the Company. (Refer to Question 43.) Voluntary cash payments by an employee, including payroll deductions, may not exceed $100,000 in a calendar year.

Voluntary cash payments by employees, including payroll deductions, will be applied by the Plan Administrator to the purchase of shares of Common Stock.

37.       How does an eligible employee join the Plan?

An eligible employee may enroll in the Plan at any time to purchase shares of Common Stock with voluntary cash payments by completing a Payroll Deduction Authorization & Enrollment Card and returning it to the Payroll Department. Employees can obtain an Authorization & Enrollment Card from the Payroll Department. If an employee elects to make voluntary cash payments directly to the Plan Administrator and does not authorize payroll deductions, an Account Authorization Form must be completed and mailed to the Plan Administrator along with a check for at least the initial $500 minimum investment plus a $10 enrollment fee.

Employees who already participate in the Plan must complete a Payroll Deduction Authorization & Enrollment Card if they wish to make voluntary cash payments through payroll deductions. Any employee who commences participation in the Plan and does not wish to make voluntary cash payments through payroll deduction may obtain from the Plan Administrator and execute an Account Authorization Form in order to provide for the reinvestment of cash dividends on those shares.

38.       What is the limit on payroll deductions?

An eligible employee may authorize his or her employer to deduct a specified dollar amount from each pay period of each month. The minimum total monthly deduction is $25. Once authorized, payroll deductions will continue until changed or terminated by the employee.

39.       May employees change or terminate payroll deductions?

Yes. An employee may change the amount deducted or terminate payroll deductions by giving written notice to the Payroll Department. Employees should allow at least 15 days’ processing time prior to the end of the pay period in which the deduction is made for any change in the amount of the deduction to become effective. Not more than two payroll deduction changes may be made in any calendar year. However, an employee may terminate his or her payroll deduction at any time by giving reasonable notice to the Payroll Department. Employees may terminate payroll deductions and continue to invest by making voluntary cash payments directly to the Plan Administrator.

40.      What happens when an employee who participates in the Plan leaves Vectren or one of its wholly-owned subsidiaries?

If you cease to be employed by Vectren or one of its wholly-owned subsidiaries, the Plan Administrator will continue to either reinvest cash dividends or send cash dividends directly to you on the shares credited to your account, depending upon your investment option, until you notify the Plan Administrator by telephone or in writing to the contrary. You may continue to participate in the Plan as long as a minimum of ten shares are credited to your Plan account. (Refer to Question 43.)

MISCELLANEOUS

41.       May the Plan be changed or discontinued?

We have the right to modify the Plan, or to suspend or terminate the Plan, at any time. You will receive notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. We also have the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as we deem desirable or appropriate for the administration of the Plan. In addition, we have the right to offer to the Plan new issue shares or direct the Plan to purchase open market shares as we, from time to time, determine in our sole discretion. The Plan Administrator has the right to resign at any time upon reasonable written notice to Vectren.

42.       Who interprets the Plan?

Vectren will interpret and regulate the Plan and any agreements that establish or administer the Plan, and our interpretation and regulation will be conclusive.

43.       May Vectren terminate a participant’s participation in the Plan?

We may, in our sole discretion and at any time, terminate participation in the Plan by any participant holding fewer than ten shares of Common Stock in a Plan account and who, at such time, is not an employee enrolled to purchase shares through automatic payroll deductions or a non-employee participant having funds regularly deducted from a savings or checking account. Before terminating the participation in the Plan of such a participant, we will provide 60-day advance written notice requesting the participant to increase the number of shares credited to the participant’s Plan account to at least ten shares. This 60-day period will encompass two investment dates so as to allow the participant two opportunities to purchase a sufficient number of shares to meet this minimum threshold. If, upon the expiration of this 60-day period, the participant’s Plan account holds fewer than ten shares, the participant will be treated as though the participant had terminated participation in the Plan as of such date, the Plan Administrator will transfer to book-entry registration in such participant’s name all whole shares in the participant’s Plan account, and will deliver to the participant a check for any optional cash payments not then invested and a check for any fractional shares based upon the then current fair market value of the Common Stock, less any service fee, brokerage commission and any other costs of sale.

USE OF PROCEEDS

In the case of shares purchased for the Plan in the open market, we will not receive any of the proceeds of the offering. In the case of new issue shares, the proceeds received by us will be used for general corporate purposes.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Vectren Corporation Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Vectren Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Plan shares will be passed upon for us by Barnes & Thornburg LLP, 11 South Meridian Street, Indianapolis, Indiana 46204, our outside counsel.

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VECTREN CORPORATION

Automatic Dividend
Reinvestment
and
Stock Purchase Plan

PROSPECTUS

Dated November 10, 2011

II-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

          The following table sets forth the expenses to be incurred in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except the registration fee.

Registration fee	$2,430
Trustees’ and transfer agents’ fees	$0
Costs of printing	$6,000
New York Stock Exchange Filing Fee	$7,100
Fees and expenses of attorneys	$15,000
Fees and expenses of accountants	$15,000
Miscellaneous	$4,470

Total	$50,000

Item 15.	Indemnification of Directors and Officers.

Vectren Indemnification Provisions

          The Vectren Articles and the Vectren bylaws provide that Vectren will indemnify any individual who is or was a director or officer of Vectren, or is or was serving at the request of Vectren as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys’ fees, incurred by him or her in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he or she is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his or her status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he or she is adjudged to have breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that he or she breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness. Vectren may pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the director’s or officer’s good faith belief that such director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the director or officer to repay the amount paid by Vectren if it is ultimately determined that he or she is not entitled to indemnification by Vectren.

          The Vectren Articles and the Vectren bylaws provide that the indemnification rights described above are in addition to any other indemnification rights a person may have by law. The employment agreements with its executive officers will require Vectren to indemnify the executive officers in accordance with its indemnification policies for its senior executives, subject to applicable law.

          In September 2011, the Board of Directors of Vectren approved a form of indemnification agreement (the “Indemnification Agreement”) to be entered into by Vectren with each of its directors and executive officers. The Indemnification Agreements generally require Vectren to indemnify and hold such persons harmless to the greatest extent permitted by law for liabilities arising out of such person’s service to Vectren as a director or executive officer, if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of Vectren and, with respect to criminal proceedings, if the person had no reasonable cause to believe that his or her conduct was unlawful. In addition, the Indemnification Agreement provides for Vectren to make advance payment of expenses to the indemnitee for attorney fees and/or court costs in connection with any proceeding relating to any fact or occurrence arising from or relating to events or occurrences specified in the Indemnification Agreement, provided such person certifies he or she believes in good faith that the standard of conduct justifying advancement has been met, and he or she provides an undertaking agreeing to repay such advancement if there is an adjudication it was unjustified.

Indiana Business Corporation Law Provision

          Section 23-1-37 et seq. of the IBCL provides for “mandatory indemnification,” unless limited by the articles, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 23-1-37-10 of the IBCL states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director’s good faith belief that he or she acted in good faith and reasonably believed his or her actions were in the best interest of the corporation (or if the actions are not in an official capacity, the actions were not opposed to the best interests of the corporation) if the proceeding is a civil proceeding. If the proceeding is criminal, the director must furnish a written affirmation that he or she had reasonable cause to believe he or she was acting lawfully or the director or officer had no reason to believe the action was unlawful. The director must undertake to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct required by the IBCL. In addition, those making the decision to reimburse the director must determine that the facts then known would not preclude indemnification under the IBCL.

          The IBCL permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.

          Vectren maintains directors’ and officers’ liability insurance with an annual aggregate limit of $115,000,000 for the current policy period, subject to a $500,000 deductible at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or Vectren’s governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

Item 16.	Exhibits.

Exhibit
Number	Description

5	Opinion of Barnes & Thornburg LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5)

24	Power of Attorney

Item 17.	Undertakings.

          (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on November 10, 2011.

VECTREN CORPORATION

By:	/s/ Ronald E. Christian

Ronald E. Christian, Executive Vice
President, Chief Legal and External Affairs
Officer and Secretary

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(1) Principal Executive Officer

/s/ Carl L. Chapman	Chairman, President and	November 10, 2011
Carl L. Chapman	Chief Executive Officer

(2) Principal Financial Officer

/s/ Jerome A. Benkert	Executive Vice President	November 10, 2011
Jerome A. Benkert	and Chief Financial Officer

(3) Principal Accounting Officer

/s/ M. Susan Hardwick	Vice President, Controller	November 10, 2011
M. Susan Hardwick	and Assistant Treasurer

(4) A Majority of the Board of Directors

Name	Title		Date

/s/ Carl L. Chapman	Director	)
Carl L. Chapman		)
)
/s/ James H. DeGraffenreidt, Jr.	Director	)
James H. DeGraffenreidt, Jr.		)
)
/s/ Niel C. Ellerbrook	Director	)
Niel C. Ellerbrook		)
)
/s/ John D. Engelbrecht	Director	)
John D. Engelbrecht		)
)
/s/ Anton H. George	Director	)
Anton H. George		)
)
/s/ Martin C. Jischke	Director	)
Martin C. Jischke		)
)
/s/ Robert G. Jones	Director	)	November 10, 2011
Robert G. Jones		)
)
/s/ William G. Mays	Director	)
William G. Mays		)
)
/s/ J. Timothy McGinley	Director	)
J. Timothy McGinley		)
)
/s/ R. Daniel Sadlier	Director	)
R. Daniel Sadlier		)
)
/s/ Michael L. Smith	Director	)
Michael L. Smith		)
)
/s/ Jean L. Wojtowicz	Director	)
Jean L. Wojtowicz		)

EXHIBIT INDEX

Exhibit
Number	Description

5	Opinion of Barnes & Thornburg LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5)

24	Power of Attorney

E-1